Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3, as amended (No. 333-258863), and Form S-8 (Nos. 333-240101 and 333-254707) of our report dated March 1, 2022, with respect to the consolidated financial statements of Annexon, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
March 1, 2022